Exhibit 6.10

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AMENDED AND RESTATED

ONLINE ADVERTISING SALES REPRESENTATION AGREEMENT

This Amended and Restated Online Advertising Sales Representation Agreement is dated as of December 15, 2017 (the “Effective Date”) by and between TRANS-HIGH CORPORATION, a New York corporation (“TRANS-HIGH”), and GREEN RUSH DAILY, LLC, a Delaware limited liability corporation (“GREEN RUSH”). TRANS-HIGH and GREEN RUSH are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein shall have the meanings ascribed to them in Article I hereof. This Agreement amends and restates and supersedes in its entirety a prior agreement between the Parties dated as of August 31, 2017 (the “Prior Agreement”).

RECITALS

WHEREAS, TRANS-HIGH desires to provide certain advertising services to GREEN RUSH; and

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which TRANS-HIGH will provide certain advertising services to GREEN RUSH.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Ads” means advertisements for display on the Sites.

“Agreement” means this Advertising Sales Representation Agreement, together with the schedules hereto, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close.

“Commissions” means the Trans-High Revenue Share amounts owed to TRANS-HIGH in consideration for the Retail Services and the Wholesale Services as set forth in Section 2.03(a).

“Contract” means any contract, agreement, insertion order, purchase order, or other commitment with respect to the Services entered into by TRANS-HIGH on behalf of GREEN RUSH in substantially the form approved by GREEN RUSH.

“Effective Date” shall mean August 31, 2017, being the effective date of the Prior Agreement.

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“Invoice Amount” means amounts due from advertisers for Services pursuant to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Retail Services” means the sale of Ads for display on the Sites through retail channels.

“Service Costs” means the amounts to be paid to TRANS-HIGH by GREEN RUSH for Services provided hereunder.

“Services” means the Retail Services and the Wholesale Services.

“Sites” means GREEN RUSH’s Web site located at www.greenrushdaily.com, its subdomains, and any other Web sites agreed upon in writing by the parties.

“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profits interest, in the case of a partnership.

“Wholesale Services” the sale of Ads for display on the Sites through wholesale channels.

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.

ARTICLE II
EXCLUSIVE SALES REPRESENTATIVE; PURCHASE AND SALE OF SERVICES

Section 2.01 Exclusive Sales Representative. Effective as of the Effective Date, GREEN RUSH hereby appoints TRANS-HIGH as GREEN RUSH’s exclusive sales representative with respect to: (a) all Ads to be sold or otherwise offered to third-party advertisers on the Sites, and (b) all Services contemplated by this Agreement, upon the terms and subject to the conditions set forth herein. For so long as this Agreement remains in effect GREEN RUSH shall not authorize any other party to act as its sales representative in connection with Ads to be sold or otherwise offered to third-party advertisers on the Sites, and/or the Services contemplated by this Agreement, without he prior written consent of TRANS-HIGH.

Section 2.02 Purchase and Sale of the Services.

(a) Subject to the terms and conditions of this Agreement and in consideration of the Service Costs to be paid to TRANS-HIGH as described herein, TRANS-HIGH agrees to provide or cause to be provided to GREEN RUSH, and GREEN RUSH agrees to purchase from TRANS-HIGH, the Services until the obligation to provide the Services are terminated in accordance with the provisions hereof.

(b) GREEN RUSH hereby grants TRANS-HIGH the right to enter into Contracts on GREEN RUSH's behalf for the sale of Ads on the Sites. Except as set forth herein or as otherwise agreed in writing between the Parties, neither Party shall have the power or authority to bind the other Party or to enter into any contract in the name of, or create a liability against, the other Party in any way or for any other purpose.

(c) TRANS-HIGH has the exclusive right to sell all Ads on the Sites through retail channels (“Retail Services”) and wholesale channels (“Wholesale Services,” and together with the Retail Services, collectively, the “Services”).

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Section 2.03 Service Costs. TRANS-HIGH and GREEN RUSH agree that the gross Ad revenue related to the sale of Ads shall be shared and distributed as follows:

(a) TRANS-HIGH shall be entitled to receive SEVENTY PERCENT (70%) of all gross Ad revenue related to the sale of Ads, whether on a retail basis or on a wholesale basis (collectively, the “Trans-High Revenue Share”); and

(b) GREEN RUSH shall be entitled to receive THIRTY PERCENT (30%) of all gross Ad revenue related to the sale of Ads, whether on a retail basis or on a wholesale basis (collectively, the “Green Rush Revenue Share”).

Section 2.04 Additional Services. In addition to the Services, if requested by GREEN RUSH, and to the extent that TRANS-HIGH and GREEN RUSH may mutually agree in writing, TRANS-HIGH will provide additional services related to the sale and display of Ads on the Sites. The scope of any such additional services, as well as the costs and other terms and conditions applicable to such additional services, will be as mutually agreed in writing by TRANS-HIGH and GREEN RUSH prior to the provision of such additional services.

ARTICLE III
COLLECTIONS AND REMITTANCE

Section 3.01 Collection of Invoice Amounts. TRANS-HIGH will bill all advertisers for Retail Services and Wholesale Services and any additional services provided pursuant to this Agreement. TRANS-HIGH agrees that it will use reasonable efforts to collect all amounts due from advertisers; provided that TRANS-HIGH does not in any way guarantee collection of such amounts due. GREEN RUSH acknowledges that TRANS-HIGH shall have no liability or other obligation to GREEN RUSH with respect to such uncollected amounts. GREEN RUSH agrees to cooperate with TRANS-HIGH with respect to collections and to use commercially reasonable efforts and take any other actions reasonably requested by TRANS-HIGH to facilitate collections of unpaid accounts. Notwithstanding the foregoing, GREEN RUSH may, upon written notice to TRANS-HIGH, elect to do the billing and collection of Invoice Amounts with respect to specific advertisers, or transactions.

Section 3.02 Remittance of Invoice Amounts. As soon as reasonably practicable but in no event later than one hundred eighty (180) days after TRANS-HIGH collects payment for an Invoice Amount, it will remit to GREEN RUSH by check or wire transfer of immediately available funds an amount equal to the applicable Green Rush Revenue Share. TRANS-HIGH will include with each remittance a written summary setting forth in sufficient detail the corresponding collection or remittance information for the corresponding Invoice Amount.

Section 3.03 Records. During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the amounts due and payable hereunder. Additionally, TRANS-HIGH will keep detailed records of the sale and delivery of Ads pursuant to this Agreement. Each Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party's normal business operations.

Section 3.04 Financial Responsibility for Personnel. Each Party shall be responsible and pay for their respective personnel and other related expenses, including salary or wages, of its respective employees in fulfilling its respective obligations under this Agreement.

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ARTICLE IV
STANDARD OF PERFORMANCE

Section 4.01 General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality and standard of care applicable to the delivery of the Services hereunder, and the skill levels of the employees providing such Services, shall be substantially the same as or consistent with those which TRANS-HIGH exercises or employs in providing similar services for itself and other third-party entities.

Section 4.02 Services Management.

(a) TRANS-HIGH and GREEN RUSH each agree to appoint one of their respective employees (each, an “Advertising Manager”) who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services. The Advertising Managers will meet at least quarterly to review compliance with this Agreement, the Sales Plan and the needs of the Parties.

(b) The Parties agree to work together and to cooperate with each other in good faith to develop a quarterly advertising sales plan (“Sales Plan”). Among other things, the Sales Plan will include the pricing guidelines and range of discounts for Ads. Additionally, GREEN RUSH can identify in the Sales Plan any advertisers and/or types of Ads that cannot be sold on behalf of GREEN RUSH and delivered to the Sites. The failure to agree upon a Sales Plan will not be a material breach of this Agreement.

ARTICLE V
INDEMNIFICATION AND LIMITATION OF LIABILITY; WAIVER AND RELEASE

Section 5.01 Indemnification Related to the Services. Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party and its directors, officers, agents and employees (each an “Indemnified Person”) from and against any loss, cost or damage related to, and to reimburse each Indemnified Person for all reasonable expenses (including, without limitation, attorneys' fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding (collectively, “Actions”) arising out of or relating to the Indemnifying Party’s recklessness or willful misconduct in performing or failing to perform the Indemnifying Party’s obligations under this Agreement or breach of this Agreement.

Section 5.02 Limitation of Liability. EXCEPT FOR THIRD-PARTY CLAIMS UNDER ANY INDEMNITY PROVISION HEREIN, IN NO EVENT SHALL TRANS-HIGH OR GREEN RUSH BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Section 5.03 Indemnification and Waiver; Defense of Regulatory Actions.

(a) In the event that during the Term of this Agreement, the Employment Agreement is terminated by Trans-High without Cause (as such term is defined in the Employment Agreement), then and in such event, and in addition to the Indemnification obligations set forth in Section 5.01 above, Trans-High agrees to:

(i) release Scott McGovern and Green Rush, and Green Rush’s directors, officers, agents and employees, from any actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, arising out of, related to, or caused by Trans-High’s sale or offer of (a) Ads to third-party advertisers on the Sites, and/or (b) Services rendered or to be rendered under this Agreement; and

(ii) indemnify, defend and hold harmless the Scott McGovern and Green Rush, and Green Rush’s directors, officers, agents and employees, from and against any loss, cost or damage related to, and to reimburse each of them for all reasonable expenses (including, without limitation, attorneys' fees) as they are incurred in connection with pursuing or defending any third-party claim, action or proceeding arising out of or relating to any violation of state or federal law, rule, statute, order, or otherwise (a “Regulatory Action”), arising out of, related to, or caused by Trans-High’s sale or offer of (a) Ads to third-party advertisers on the Sites, and/or (b) Services rendered or to be rendered under this Agreement.

(b) In addition, if either Party to this Agreement or their directors, officers, agents and employees become aware of any (i) notice of violation of any state or federal law, rule, statute, order, or otherwise relating to Green Rush or the operation of the business of Green Rush (a “Notice of Violation”), or (ii) a Regulatory Action, they shall promptly notify the other of all details regarding such Notice of Violation or Regulatory Action that is reasonably available to them. Green Rush shall have the right, at its sole expense, but not the obligation, to defend any such Notice of Violation or Regulatory Action (and to compromise or settle such Notice of Violation or Regulatory Action). Green Rush shall also have the sole and exclusive right to select counsel for such Notice of Violation or Regulatory Action. Notwithstanding anything to the foregoing, (i) the Parties shall consult with each other on all material aspects of the defense of any such matter. (ii) Green Rush shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy, (iii) Trans-High shall reasonably cooperate with Green Rush in all such actions or proceedings, and (iv) Trans-High will be entitled to be represented by independent counsel of its own choice at its own expense.

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ARTICLE VI
TERM AND TERMINATION

Section 6.01 Term. Subject to Section 6.02 below, and except as otherwise agreed in writing by the Parties, this Agreement shall have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”), and will be renewed automatically thereafter for successive six (6) month terms.

Section 6.02 Termination.

(a) At any time on or after the end of the Initial Term, either Party may terminate this Agreement by providing ninety (90) days’ prior written notice to the other Party. Such notice may be given before or after the end of the Initial Term such that this Agreement may terminate at the end of the Initial Term or at any time thereafter.

(b) GREEN RUSH may terminate the obligations under this Agreement as to any Service at any time if TRANS-HIGH shall have failed to perform any of its material obligations under this Agreement relating to such Service, GREEN RUSH shall have notified TRANS-HIGH in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by TRANS-HIGH of written notice of such failure from GREEN RUSH.

(c) TRANS-HIGH may terminate the obligations under this Agreement as to any Service at any time if GREEN RUSH shall have failed to perform any of its material obligations under this Agreement relating to such Service, TRANS-HIGH shall have notified GREEN RUSH in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by GREEN RUSH of written notice of such failure from TRANS-HIGH.

(d) Either Party may terminate the obligations under this Agreement as to any affected Service effective immediately upon written notice to the other Party if the performance of such Service (in all material respects as required hereby) would require such Party to violate any applicable laws, rules or regulations.

(e) Green Rush may terminate this Agreement effective immediately at any time in the event that the Employment Agreement between Trans-High Corporation and Scott McGovern, entered into and dated as of the date hereof (the “Employment Agreement’), is terminated by Scott McGovern based upon the failure of Trans-High Corporation to complete a Qualified Pubco Transaction, as such term is defined in Section 7.2 of the Employment Agreement, on or prior to April 20, 2018. In the event that this this Agreement terminated in accordance with this 6.02(e), Green Rush shall not be subject to any of the surviving provisions of this Agreement, including, but not limited to, the provisions of Articles IV, V, VI and VII hereof.

Section 6.03 Effect of Termination.

(a) Other than as required by law, upon the effective date of the termination of the obligations under this Agreement as to any Service pursuant to Section 6.01 or Section 6.02, or upon termination of this Agreement in accordance with its terms, TRANS-HIGH shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and GREEN RUSH shall have no obligation to pay any further Service Costs relating to such terminated Service; provided that, except as set forth in Section 6.02(e) above, notwithstanding such termination, the provisions of Articles IV, V, VI and VII shall survive any such termination indefinitely. Any termination of the obligations under this Agreement as to any Service or upon termination of this Agreement in accordance with its terms will not relieve a Party of any liability for breach hereof.

(b) Following termination of this Agreement with respect to any Service pursuant to Sections 6.02(a), (b), (c) or (d), TRANS-HIGH agrees to cooperate with GREEN RUSH in providing for an orderly transition of such Service to GREEN RUSH or to a successor service provider as designated by GREEN RUSH, and GREEN RUSH shall reimburse TRANS-HIGH for its reasonable expenses incurred in connection with such transition of Services. Following termination of this Agreement with respect to any Service pursuant to Sections 6.02(e), TRANS-HIGH agrees to cooperate with GREEN RUSH in providing for an orderly transition of such Service to GREEN RUSH or to a successor service provider as designated by GREEN RUSH, and TRANS-HIGH shall reimburse GREEN RUSH for its reasonable expenses incurred in connection with such transition of Services. Additionally, at GREEN RUSH's written request, TRANS-HIGH will provide GREEN RUSH with a sublicense (if allowed under the applicable third-party contract) of any third-party Ad serving technology used by TRANS-HIGH in performing the Services. The license shall be on such terms and at such cost as TRANS-HIGH and GREEN RUSH shall mutually agree in good faith, and the sublicense (if allowed) shall be a pass-through of the terms (including pricing) as are applicable to TRANS-HIGH under the contract with the third party.

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ARTICLE VII
MISCELLANEOUS

Section 7.01 Proprietary Rights. Each Party (or identified third party) owns its respective websites and all material and content contained in it. Nothing herein grants the other Party any right, title, or license in a Party’s intellectual property rights. Nothing herein grants either party the right to publish or use any trademark, servicemark, logo, and/or other identifying mark of the other Party in any advertisement, sales promotion, press release, and/or other publicity or marketing materials without such other Party’s prior written consent in each instance not to be unreasonably withheld. Notwithstanding the foregoing, a brief, non-defamatory mention by one Party of the existence of the arrangement set forth herein (without the provision of details of any kind and/or the use of any identifying marks of the other Party) shall not be deemed a breach hereof and/or the confidentiality provisions set forth below.

Section 7.02 Confidentiality.

(a) Neither Party (each, a “Receiving Party”), along with its directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and affiliates (collectively its “Representatives”) shall, during the term hereof and for a period of two (2) years thereafter, without the other party’s (each, a “Disclosing Party”) prior written approval in each instance not to be unreasonably withheld, disclose or otherwise make available to any other person or entity (whether acquired on the Effective Date or during the continuance of this Agreement) any information relating to the Disclosing Party's business plans, products, advertising, innovations, fees, advertising or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (the “Confidential Information”). The foregoing shall not apply to Confidential Information which: (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative); (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any affiliate, provided that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any affiliate or otherwise prohibited from transmitting such information by contract, legal or fiduciary obligation to the Disclosing Party, any affiliate, or any third party; or (iii) is required to be disclosed by law, provided the Receiving Party gives Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to Representatives who need to know such Confidential Information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information, and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set forth herein shall also apply separately to each subcontractor or independent contractor selected by either Party, and such Party shall be responsible for informing any such subcontractor of any confidential and proprietary information included in any work subcontracted for hereunder. Each Party shall have such person agree to be bound in writing by confidentiality terms no less stringent than those set forth herein.

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(b) All Confidential Information furnished to the Receiving Party by the Disclosing Party or any third party at the request of the Disclosing Party shall be and remain the property of the Disclosing Party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the Disclosing Party at any time upon the advance written request of the Disclosing Party or upon the termination of this Agreement for any reason whatsoever, subject to the terms hereof.

Section 7.03 Legal Compliance with Advertising Laws, Rules, and Regulations. Each Party understands and acknowledges that it is each Party’s business policy to conduct advertising campaigns in general in a manner so as not to: send unsolicited (i.e., spam) email to recipients (unless authorized by federal law); promulgate advertising that is, in any way, false or misleading; misuse or misappropriate another party’s intellectual property and/or other third party rights of any kind; send obscene messages to any recipients; and/or use email or other forms of messaging to conduct illegal or immoral activities of any kind as per current, applicable law. Each Party hereto agrees not to take any actions inconsistent with this policy, and to make all of each of its respective employees and agents aware of such policy in order to ensure compliance herewith. A breach of this Section 7.03 shall be considered a material breach of this Agreement, giving rise to immediate termination rights. Each Party further agrees that it will cooperate with the other Party in all reasonable respects in its efforts to respect any user’s privacy wishes and requests to be unsubscribed from receiving email. Additionally, in connection with any and all tracking services (i.e., of online users’ personal information and web searching history), the Parties hereto acknowledge and agree that the protection of consumer privacy is a priority of each Party to this Agreement. Each Party pledges its commitment to protecting the privacy of consumers, taking all commercially practicable steps to maintain such privacy, and adhering to fair information collection practices with respect to each of its performances under this Agreement. Accordingly, each Party represents and warrants that it will act in full compliance with all Federal Trade Commission guidelines and any other applicable laws, rules and regulations then in existence with respect to the collection, use, and sharing of information gathered from consumers.

Section 7.04 Regulation of Certain Content. Either Party may, in its sole good faith discretion, refuse to assist in the publication of any advertising provided by the other Party or any third-party hereunder if: (i) it does not comply with GREEN RUSH’s specific formatting, editorial, and/or publishing guidelines; (ii) it believes in good faith that the Ad, and/or the publication of an Ad, violates any applicable law, rule, or regulation (including, without limitation, any federal advertising regulations such as the Truth in Advertising regulations, Children’s Online Privacy Protection Act, and/or the CAN-SPAM Act); and/or (iii) it believes in good faith that such Ad copy does not comply with reasonable moral standards promulgated by either Party and/or society in general.

Section 7.05 Subcontractors. TRANS-HIGH may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement; provided that subject to Section 5.02, TRANS-HIGH shall pay for all amounts due to each such Subcontractor and shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontractor on its behalf pursuant to the terms of this Agreement with respect to the scope, quality and nature of the Services provided to GREEN RUSH; provided further that in each case the use of a Subcontractor to perform TRANS-HIGH's obligations would not substantially increase the costs to GREEN RUSH.

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Section 7.06 Force Majeure.

(a) For purposes of this Section 7.02, a “Force Majeure Event” means an event beyond the control of a Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, and acts of war (declared or undeclared).

(b) Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

(c) Without limiting the generality of Section 5.02, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

Section 7.07 Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 7.08 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 7.09 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

(a)	If to TRANS-HIGH, to:	Trans-High Corporation

5514 Wilshire Boulevard

Los Angeles, CA 90036

Attn: Matthew Stang, CRO

Tel: 310-774-0100

Email: matt@hightimes.com

(b)	If to GREEN RUSH, to:	Green Rush Daily, Inc.

119 W. 24th Street, 2nd Floor

New York, NY 100011

Tel:    973-841-0818

Email: scott@greenrushdaily.com

or to such other addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

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Section 7.10 Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

Section 7.11 Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 7.12 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 7.13 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

Section 7.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 7.15 Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 7.16 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided that either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation in another jurisdiction or into another business form.

Section 7.17 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.18 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

For:	TRANS-HIGH CORPORATION

By:	/s/ Adam E. Levin	Dated:	8/31/2017
Name:	Adam E. Levin
Title:	Chief Executive Officer

For:	GREEN RUSH DAILY, INC.

By:	/s/ Scott McGovern	Dated:	8/31/2017
Name:	Scott McGovern
Title:	Managing Member

With respect to section 2.02 of the above Agreement:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin	Dated:	8/31/2017
Name:	Adam E. Levin
Title:	Chief Executive Officer